Exhibit 99.1
Telenet Reports Preliminary Q4 and FY 2023 Results
Full year 2023 outlook achieved across all metrics despite macro-economic and competitive backdrop

Mechelen, February 15, 2024 – Telenet Group Holding NV (“Telenet” or the “Company”) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the three months (“Q4”) and the year (“FY” or “YTD”) ended December 31, 2023.

John Porter, CEO of Telenet, commented:
“I’m pleased that we have managed to deliver on all our financial targets as set in February last year, despite a challenging market backdrop. Our latest marketing campaigns centered around our Fixed Mobile Convergence (“FMC”) propositions and targeted hardware promotions drove improved commercial momentum in Q4, which underpins the attractiveness of our offers and shows we’re back on the right trajectory. Our net subscriber performance in the fourth quarter, although visibly improving versus the third quarter, continued to be impacted by elevated churn. Looking ahead, I’m excited about our roadmap for 2024, which includes, amongst others, (i) the upcoming launch of our FMC offering in Wallonia, creating a new avenue of growth for us, (ii) the accelerated roll-out of fiber homes in our footprint in Flanders and parts of Brussels through our Wyre partnership with Fluvius, (iii) our commitment to regain commercial agility in our footprint, (iv) continued B2B growth following several large government contract wins last year and (v) a recovery of our media business in 2024 despite certain external challenges. While some of these strategic initiatives will adversely impact our profitability in 2024 as further detailed in our FY 2024 outlook below, I am convinced they help to pave the way for healthy profitable growth in the future.”

Operating and strategic highlights:
•Much enhanced sales trend in Q4 2023 resulting from our latest marketing campaigns, including our Unlimited ONE campaign and targeted hardware promotions
•Annualized churn remains relatively elevated due to the intensely competitive environment and the impact of the IT platform migration issues we encountered throughout 2023, impacting our net additions in the quarter
•Improved net subscriber performance1 in the quarter across both our fixed and mobile products versus Q3 2023 (improvements in FMC: 16,100, broadband: 8,300, mobile postpaid: 5,900, video: 4,200 and fixed-line telephony: 500)
•FMC households totaled 843,600 at December 31, 2023 (+9,900 in Q4 2023), representing 48.8% of broadband RGUs. Our FMC customers continue to have access to one of the best broadband and mobile networks in our footprint according to Testaankoop and the richest premium entertainment experience, including domestic and international streaming services and sports
•Monthly ARPU per fixed customer relationship of €62.00 in Q4 2023, up 2.8% YoY on a reported basis as a result of the June 2023 rate increase, partially offset by an average lower RGU count and Eltrona’s lower ARPU customer base
•Our NetCo partnership with Fluvius, called Wyre, in which we hold a 66.8% shareholding, went live in July 2023 and executes a clear roadmap to speeds of up to 10 Gbps across its entire footprint in Flanders and parts of Brussels through a mixture of FTTH and DOCSIS technologies and through a combination of own build and/or a potential collaboration with external partners. At the end of 2023, construction started on over 100,000 homes and will further accelerate in 2024 to reach a peak roll-out to approximately 450,000 homes per annum as of 2025. Therefore, Wyre remains on track to reach 70% FTTH coverage by end-2029
•We further strenghtened our leading market positioning in both premium entertainment and sports in Q4 2023. Streamz, our 50/50 joint venture with DPG Media, signed a new licensing agreement with Paramount, enriching its streaming platform with Paramount’s series and movies as well as new releases through Paramount+. Play Sports secured the non-exclusive broadcasting rights for the UEFA Champions League for a three-year period as from the 2024-2025 season, while having renewed the broadcasting rights for the UEFA Europe League and the UEFA Conference League on an exclusive basis. With that, Play Sports continues to have the best sports offering in the market

Financial highlights:
•FY 2023 outlook achieved across all financial metrics
◦Revenue growth (rebased2) of +1.3% YoY, in line with our guidance of between 1-2%, marking the third consecutive year of organic top line growth
◦Stable Adjusted EBITDAaL (rebased) in line with our broadly stable outlook
◦Property and equipment (“P&E”) additions as a percentage of revenue of 26.4% versus around 26% guided
◦Achieved Adjusted Free Cash Flow guidance of around €250.0 million. Reported Adjusted Free Cash Flow of €241.6 million, including the €7.6 million impact of certain cash payments to employees in connection with Liberty Global's takeover of Telenet. Excluding this impact, we achieved Adjusted Free Cash Flow of €249.2 million
•Revenue of €735.7 million in Q4 2023, up 3.2% YoY on a reported basis, including a full quarter contribution from our acquired Eltrona business which was not yet included in our Q4 2022 results and which contributed €7.7 million in the quarter. Excluding this inorganic impact, our rebased revenue increased 1.8% YoY, accelerating versus Q3 driven by a sequential improvement in our media business. FY 2023 revenue of €2,854.6 million, up 7.1% YoY on a reported basis, reflecting a twelve and nine months consolidation impact from our acquired Eltrona and Caviar businesses compared to 2022 adding €30.2 million and €99.2 million to our full year revenue, respectively. Excluding these inorganic impacts, our rebased revenue was up moderately by 1.3%
◦Consumer fixed revenue was up 1.5% and 1.3% YoY in Q4 2023 and FY 2023, respectively, on a reported basis. On a rebased basis, consumer fixed revenue was flat YoY in both periods as the benefit of the June 2023 rate increase was offset by a lower RGU base
◦Consumer mobile revenue increased 2.9% and 1.7% YoY in Q4 2023 on a reported and rebased basis, respectively, and 3.3% and 2.8% for FY 2023 on a reported and rebased basis, respectively. Growth in consumer mobile revenue was driven by (i) the benefit of the June 2023 rate increase, (ii) a higher proportion of revenue allocated to mobile for our ONE and ONEup FMC bundles and (iii) postpaid RGU growth, partly offset by lower interconnect revenue
◦8.6% and 6.0% YoY higher B2B revenue in Q4 2023 on a reported and rebased basis, respectively, driven by (i) higher recurring fixed revenue and (ii) higher revenue from our regulated wholesale business, which is now operated by Wyre, partly offset by lower interconnect and roaming visitor revenue. These same factors drove a 6.5% and 4.7% YoY increase in our B2B revenue for FY 2023 on a reported and rebased basis, respectively
◦Our other revenue was favorably impacted by the October 2022 step acquisition of Caviar Group from a 49% non-consolidated shareholding to 70% as a result of which we have been fully consolidating Caviar Group as of that date. Excluding this impact, other revenue decreased 1.8% YoY and 7.1% YoY in Q4 2023 and FY 2023 a result of lower advertising and production revenue due to the macro-economic backdrop and a tougher comparison base
•Net loss of €139.1 million in Q4 2023 compared to net profit of €0.9 in Q4 2022, reflecting a €152.9 million lower non-cash foreign exchange gain in the quarter and 27% higher interest expense following the issuance a new 5-year €890.0 million Term Loan in November 2023. FY 2023 net profit of €295.8 million compared to €997.0 million in 2022 as a result of (i) last year’s €687.1 million non-cash gain on our derivatives as opposed to a non-cash loss of €142.7 million in 2023 and (ii) a 21% lower operating profit as a result of continued inflationary pressures on some of our cost drivers and a €53.1 million goodwill impairment on our media business. Our net profit for FY 2023 and FY 2022 included a gain on disposal of assets of €346.3 million and €371.7 million, respectively, linked to the Wyre transaction with Fluvius in 2023 and the sale of our mobile tower infrastructure business to DigitalBridge in 2022, favorably impacting our net income in both periods
•Adjusted EBITDA of €349.6 million in Q4 2023, marking a decrease of 1.8% and 2.6% on a reported and rebased basis, respectively. FY 2023 Adjusted EBITDA of €1,373.3 million, stable YoY on a reported basis as a result of the inorganic Eltrona and Caviar consolidation impacts and down 1.0% on a rebased basis
◦In both periods, the combined effect of (i) the June 2023 rate increase and (ii) lower programming and interconnect costs was more than offset by (a) higher staff-related expenses following the mandatory 11% wage indexation in 2023, (b) higher network-related costs, reflecting amongst others higher energy prices and (c) higher costs for outsourced call centers linked to the upstaffing following the IT platform migration issues earlier in the year
◦In Q4 2023, our Adjusted EBITDA margin reached 47.5%, representing a YoY contraction of 240 and 220 basis points on a reported and rebased basis, respectively. Adjusted EBITDA margin of 48.1% for FY 2023 compared to 51.5% in the prior year and declining 110 basis points YoY on a rebased basis
•Adjusted EBITDAaL of €331.4 million in Q4 2023 (+3.2% YoY) and €1,279.1 million for FY 2023 (+2.6% YoY), reflecting the benefit of the Wyre transaction as a result of which the former emphyteutic lease with Fluvius was terminated on July 1, 2023 leading to lower depreciation and interest on leases. On a rebased basis, our Adjusted EBITDAaL decreased 2.9% YoY in the quarter, reflecting the same drivers as those having impacted our Adjusted EBITDA. For the full year, our rebased Adjusted EBITDAaL remained stable, in line with our outlook
◦Compared to Q4 2022, our Q4 2023 Adjusted EBITDAaL margin was stable at 45.0%. On a rebased basis, our Adjusted EBITDAaL margin declined 220 basis points YoY. FY 2023 Adjusted EBITDAaL margin of 44.8%, representing a decline of 200 basis points and 60 basis points on a reported and rebased basis, respectively
•P&E additions of €264.9 million in Q4 2023 were 36.0% of revenue as compared to 30.3% in the prior year period. FY 2023 P&E additions of €806.3 million, representing 28.2% of revenue compared to 53.3% in 2022 which reflected the recognition of the mobile spectrum licenses following the multiband spectrum auction. Excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain leases-related capital additions, as per our FY 2023 guidance, our P&E additions represented 31.5% of revenue in the quarter and 26.4% for the full year
◦Customer premises equipment (“CPE”) additions, which includes our spending on set-top boxes, modems and WiFi powerlines were €31.5 million in Q4 2023 (FY 2023: €161.2 million, +33.7% YoY), up 1.0% YoY as a result of continued set-top box migrations to our next-generation video platform
◦Q4 2023 network-related investments increased 68.8% YoY to €85.9 million (FY 2023: €200.8 million, +59.6% YoY) due to higher investments in our mobile (5G) and fixed (FTTH) networks

◦Expenditures for products and services, which reflects our investments in product development and the upgrade of our IT platforms and systems, totaled €37.2 million in Q4 2023 (FY 2023: €140.9 million), representing YoY declines of 31.6% and 15.3%, respectively, as a result of lower spend on our IT upgrade program compared to last year
◦The remainder of our P&E Additions include (i) refurbishments and replacements of network equipment, (ii) sports and programming acquisition costs, including certain content acquired by Play Media, (iii) certain recurring investments in our IT platform and systems and (iv) lease-related capital additions. All combined, these reached €110.3 million in Q4 2023 and €303.4 million for FY 2023. Excluding the recognition of certain football broadcasting rights and certain lease-related capital additions, other accrued capital expenditures reached €77.0 million and €250.7 million in Q4 2023 and for FY 2023. The above implies that approximately 66.8% of our Q4 2023 P&E Additions and 66.7% of our FY 2023 P&E Additions (excluding the recognition of certain football broadcasting rights and certain lease-related capital additions) were scalable and subscriber growth related
•Adjusted EBITDA less P&E Additions of €118.0 million in Q4 2023, marking declines of 20.2% and 20.9% YoY on a reported and rebased basis, respectively, as a result of higher CAPEX intensity across our business as detailed above and a lower Adjusted EBITDA result. The same drivers impacted our Adjusted EBITDA less P&E Additions for FY 2023, reaching €619.7 million, declining 13.6% and 14.3% YoY on a reported and rebased basis, respectively
•Q4 2023 net cash from operating activities, net cash used in investing activities and net cash used in financing activities of €288.1 million (FY 2023: €1,029.1 million), €198.8 million (FY 2023: €666.4 million) and €341.5 million (FY 2023: €604.6 million), respectively
•Adjusted Free Cash Flow of €73.5 million in Q4 2023 compared to €117.9 million in Q4 last year, reflecting €44.2 million higher cash capital expenditures YoY and a €7.6 million cash compensation paid to Telenet employees in connection to the Liberty Global takeover offer, partially offset by a €15.2 million higher contribution from our vendor financing program compared to Q4 last year due to seasonality in some of our scheduled vendor financing payments. FY 2023 Adjusted Free Cash Flow of €241.6 million, reflecting the same drivers as mentioned above as well as a €4.8 million lower vendor financing impact. Excluding the aforementioned cash compensation cost, in line with our FY 2023 guidance, our Adjusted Free Cash Flow reached €249.2 million
•At December 31, 2023, our blended fully-swapped debt borrowing cost was 3.8% and the average tenor of our third-party debt was approximately 4.6 years with no debt repayments, excluding shorter-term liabilities under our vendor financing program, prior to March 2028
•At December 31, 2023, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Total Leverage and Net Covenant Leverage were 4.1x and 3.1x compared to 3.2x and 2.2x at September 30, 2023
◦The increase in leverage is consistent with Liberty Global’s intention to align Telenet’s capital structure with Liberty Global’s 4-5x Adjusted EBITDAaL
◦In Q4 2023, we issued a new 5-year €890.0 million sustainability-linked term loan facility (“Facility AT1”). Facility AT1 was issued at par, matures on November 10, 2028 and bears interest at a rate of EURIBOR + 3.00%, subject to a EURIBOR floor of 0.0%. The interest rate on Facility AT1 is subject to adjustment based on the achievement or otherwise of certain Environmental, Social and Governance (“ESG”) metrics. The proceeds from this issuance and part of our cash balance were used to fund a €1,190.0 million dividend to Liberty Global Belgium Holding B.V., an indirect wholly-owned subsidiary of Liberty Global
◦Net Covenant Leverage remains significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage. The maintenance covenant is only triggered in the event we draw 40% or more of our revolving credit facilities. At December 31, 2023, our revolving credit facilities were fully undrawn as mentioned below
•At December 31, 2023, we had access to total liquidity of €1,467.5 million, consisting of €822.5 million cash and cash equivalents and €645.0 million of undrawn commitments under our revolving credit facilities. When our quarterly compliance reporting requirements have been completed and assuming no change from December 31, 2023 borrowing levels, we anticipate the full €645.0 million of borrowing capacity will continue to be available

FY 2024 financial guidance:
•Having achieved all of our financial metrics last year, we believe 2024 will be an investment year for us in which we will lay the foundation for future healthy profitable business growth
•Following the closing of the Wyre transaction with Fluvius in July last year, we have rebased our FY 2023 headline financials to reflect a full twelve month impact, favorably impacting our Adjusted EBITDAaL by €28.2 million given the termination of the long-term lease with Fluvius on around one-third of our network since closing
•Our revenue and Adjusted EBITDAaL will be impacted in 2024 by a series of factors. Following the closing of the acquisition of the Walloon cable operator VOO by Orange Belgium in June last year, we are set to lose the revenue and Adjusted EBITDA associated with the VOO MVNO contract in 2024. In addition, we expect to incur higher commercial costs associated with the launch of our fixed offering in Wallonia following last year’s 15-year commercial wholesale agreement with Orange Belgium and our efforts to regain commercial agility in our footprint. In line with our overall strategy, we remain determined to deliver and delight our customers through the best digital experience inside and outside the home. On the cost side, we expect to see reduced headwinds in terms of inflation and energy costs. These year-on-year improvements will, however, not be able to offset the aforementioned negative impacts, translating into an overall negative margin trend for the year. On the investment side, we anticipate a step-up in our P&E Additions as we further ramp up our 5G upgrade plan and accelerate the roll-out of our fiber network as planned through our Wyre partnership with Fluvius. These higher investments will adversely impact our Adjusted Free Cash Flow profile for 2024 and beyond, yet paving the way for a stronger future
•Based on the above, we anticipate for 2024:
◦Revenue(i) (rebased FY 2023: €2,858.1 million): Broadly stable
◦Adjusted EBITDAaL(ii) (rebased FY 2023: €1,307.3 million): Mid-single digit decline
◦P&E Additions(iii) as a percentage of revenue: Around 32%
◦Adjusted Free Cash Flow(ii, iv): Between €50.0 - €75.0 million

(i)On a reported based, our expected revenue growth for the full year 2024 would be broadly stable.
(ii)Adjusted EBITDAaL and Adjusted Free Cash Flow are non-GAAP measures, see the Glossary for definitions. Quantitative reconciliations to net profit/loss (including net profit/loss growth rates) and cash flow from operating activities for our Adjusted EBITDAaL and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net profit/loss, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.
(iii)Property and equipment additions exclude the recognition of (i) capitalized football broadcasting rights, (ii) mobile spectrum licenses and (iii) the impact of certain lease-released capital additions on our accrued capital expenditures.
(iv)Excluding payments on mobile spectrum licenses acquired as part of the 2022 multiband spectrum auction and assuming the tax payment on our 2023 tax return will not occur until early 2025.

Operating Statistics Summary

	As of and for the three months ended
	December 31,
	2023	2022

Footprint
Homes Passed	3,613,400	3,436,700

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	2,007,500	2,008,800
Q4 Organic[1] Fixed-Line Customer Relationship net losses	(12,600)	(5,900)

Fixed Services per Customer Relationship	2.15	2.21
Q4 Monthly ARPU per Fixed-Line Customer Relationship	€62.00	€60.31

Mobile Subscribers
Postpaid	2,677,300	2,669,300
Prepaid	233,200	271,000
Total Mobile subscribers	2,910,500	2,940,300

Q4 Organic Postpaid net additions	1,900	10,500
Q4 Organic Prepaid net losses	(9,700)	(11,200)
Total Organic Mobile net losses	(7,800)	(700)

Q4 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	€17.14	€17.10
Excluding interconnect revenue	€15.42	€14.95

Fixed Mobile Convergence
Converged Households	843,600	823,500
Converged Households as a % of Internet RGUs	48.8%	47.6%

Selected Financial Results, Adjusted EBITDA and Adjusted EBITDAaL Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months and the year ended December 31, 2023 and 2022:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
	2023	2022	Reported	Rebased	2023	2022	Reported	Rebased
	in millions, except % amounts

Revenue
Consumer fixed revenue:
Subscription	€309.6	€304.3	1.7%	(0.7%)	€1,238.2	€1,207.7	2.5%	0.1%
Non-subscription	37.4	37.6	(0.5%)	7.8%	108.9	122.1	(10.8%)	(0.2%)
Total consumer fixed revenue	347.0	341.9	1.5%	0.1%	1,347.1	1,329.8	1.3%	0.1%
Consumer mobile revenue:
Subscription	104.3	102.3	2.0%	1.9%	418.3	400.6	4.4%	4.3%
Non-subscription	48.6	46.3	5.0%	1.3%	164.1	163.2	0.6%	(0.6%)
Total consumer mobile revenue	152.9	148.6	2.9%	1.7%	582.4	563.8	3.3%	2.8%
B2B revenue:
Subscription	125.0	116.0	7.8%	6.5%	482.5	459.1	5.1%	4.4%
Non-subscription	67.0	60.8	10.2%	5.0%	267.2	244.9	9.1%	5.1%
Total B2B revenue	192.0	176.8	8.6%	6.0%	749.7	704.0	6.5%	4.7%
Other revenue	43.8	45.6	(3.9%)	(1.8%)	175.4	67.4	160.2%	(7.1%)
Total	€735.7	€712.9	3.2%	1.8%	€2,854.6	€2,665.0	7.1%	1.3%

Adjusted EBITDA	€349.6	€355.9	(1.8%)	(2.6%)	€1,373.3	€1,373.8	—%	(1.0%)

Adjusted EBITDAaL	€331.4	€321.0	3.2%	(2.9%)	€1,279.1	€1,246.1	2.6%	—%

Adjusted EBITDA less P&E Additions	€118.0	€147.9	(20.2%)	(20.9%)	€619.7	€717.5	(13.6%)	(14.3%)

The following table provides a reconciliation of net profit to Adjusted EBITDA and Adjusted EBITDAaL for the three months and the year ended December 31, 2023 and 2022:

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
	in millions, except % amounts

Net profit (loss)	€(139.1)	€0.9	€295.8	€997.0
Income tax expense (benefit)	(14.8)	28.4	104.5	145.6
Share of the result of equity accounted investees	1.6	2.0	4.6	3.4
Impairment of investments in and/or loans to equity accounted investees	—	63.4	—	63.4
Remeasurement to fair value of pre-existing interest in an acquiree	—	(15.7)	(2.0)	(15.7)
Losses (gains) on disposal of assets/liabilities related to a subsidiary or a joint venture	0.7	(0.1)	(346.3)	(371.7)
Net finance expense (income)	213.4	29.0	395.7	(246.5)
Depreciation, amortization, impairment and gain on disposal of assets	262.3	239.3	864.0	770.5
EBITDA	324.1	347.2	1,316.3	1,346.0
Share based compensation	22.2	3.6	37.2	9.2
Operating charges related to acquisitions or divestitures	1.5	3.3	14.4	15.4
Restructuring charges	1.6	1.7	6.8	2.4
Measurement period adjustments related to business acquisitions	0.2	0.1	(1.4)	0.8
Adjusted EBITDA	349.6	355.9	1,373.3	1,373.8
Depreciation on assets under leases	(10.3)	(21.5)	(63.1)	(85.1)
Interest expense on leases	(7.9)	(13.4)	(31.1)	(42.6)
Adjusted EBITDAaL	€331.4	€321.0	€1,279.1	€1,246.1

Adjusted EBITDA margin	47.5%	49.9%	48.1%	51.5%
Adjusted EBITDAaL margin	45.0%	45.0%	44.8%	46.8%
Net profit (loss) margin	(18.9)%	0.1%	10.4%	37.4%

The following table provides a reconciliation net cash from operating activities to Adjusted Free Cash Flow for the three months and the year ended December 31, 2023 and 2022:

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
	in millions

Net cash from operating activities	€288.1	€307.9	€1,029.1	€1,092.6
Operating-related vendor financing additions	73.7	69.5	315.3	345.3
Purchases of property and equipment	(107.3)	(83.3)	(357.5)	(295.9)
Purchases of intangibles	(90.4)	(70.2)	(284.5)	(225.2)
Principal payments on operating-related vendor financing	(48.4)	(64.9)	(333.1)	(355.1)
Principal payments on capital-related vendor financing	(32.0)	(22.4)	(86.9)	(62.8)
Principal payments on leases (excluding network-related leases assumed in acquisitions)	(10.2)	(6.3)	(40.8)	(42.0)
Principal payments on post acquisition additions to network leases	—	(8.7)	—	(34.4)
Principal payments on pre-acquisition additions to network leases	—	(3.7)	—	(13.5)
Adjusted Free Cash Flow As Reported	73.5	117.9	241.6	409.0
Cash compensation paid to Telenet employees in connection with Liberty Global's takeover of Telenet(i)	7.6	—	7.6	—
Adjusted Free Cash Flow As Guided	€81.1	€117.9	€249.2	€409.0
______________________

(i)Reflects certain cash share-based compensation related payments made to Telenet employees in connection with Liberty Global's takeover of Telenet. Telenet was reimbursed for these cash payments through a capital contribution by Liberty Global, such reimbursement is reflected outside of our Adjusted Free Cash Flow

The following table details the categories of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
	in millions, except % amounts

Customer premises equipment	€31.5	€31.2	€161.2	€120.6
Network growth and upgrades	85.9	50.9	200.8	125.8
Products and services	37.2	54.4	140.9	166.3
Other	110.3	79.4	303.4	1,006.6
Property and equipment additions	264.9	215.9	806.3	1,419.3
Assets acquired under capital-related vendor financing arrangements	(18.0)	(13.8)	(99.8)	(72.6)
Assets acquired under lease arrangements	(16.4)	(14.6)	(51.2)	(359.9)
Changes in current liabilities related to capital expenditures (including related-party amounts)	(32.8)	(34.0)	(13.3)	(465.7)
Total capital expenditures[3]	€197.7	€153.5	€642.0	€521.1

Property and equipment additions as a percentage of revenue	36.0%	30.3%	28.2%	53.3%

Adjusted EBITDA less P&E Additions
Adjusted EBITDA	€349.6	€355.9	€1,373.3	€1,373.8
Property and equipment additions	264.9	215.9	806.3	1,419.3
Recognition of football broadcasting rights	(16.6)	(1.0)	(16.0)	0.9
Recognition of mobile spectrum licenses	—	—	—	(434.8)
Recognition of certain lease-related capital additions	(16.7)	(6.9)	(36.7)	(329.1)
P&E Additions excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions	231.6	208.0	753.6	656.3
Adjusted EBITDA less P&E Additions	€118.0	€147.9	€619.7	€717.5

P&E Additions excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions as a percentage of revenue	31.5%	29.2%	26.4%	24.6%

Third-Party Debt, Lease Obligations and Cash and Cash Equivalents
The following table details our consolidated third-party debt, lease obligations and cash and cash equivalents. The borrowing currency figures reported below reflect the principal amount of the debt instrument in the borrowing currency, while the euro equivalent figures include interest accrued on the respective obligations.

	December 31,		September 30,
	2023		2023
	Borrowing currency	€ equivalent
	in millions

2023 Amended Senior Credit Facility
Term Loan AR (Term SOFR + 2.00%) USD due 2028(i)	$2,295.0	€2,078.3	€2,173.7
Term Loan AQ (EURIBOR + 2.25%) EUR due 2029	€1,110.0	1,113.2	1,112.9
Term Loan AT1 (EURIBOR + 3.00%) EUR due 2028	€890.0	892.9	—
€30.0 million Revolving Credit Facility A (EURIBOR + 2.25%) due 2026		—	—
€570.0 million Revolving Credit Facility B (EURIBOR + 2.50%) due 2029		—	—
Total Senior Credit Facility		4,084.4	3,286.6

Senior Secured Notes
5.50% USD Senior Secured Notes due 2028	$1,000.0	928.1	957.1
3.50% EUR Senior Secured Notes due 2028	€540.0	548.7	543.9
Total Senior Secured Notes		1,476.8	1,501.0

Other
Lease obligations		631.4	625.1
Mobile spectrum		389.3	397.6
Vendor financing		350.1	337.1
Other debt		44.3	45.2
€20.0 million Revolving Credit Facility (EURIBOR + 2.25%) due 2026		—	—
€25.0 million Overdraft Facility (EURIBOR + 1.60%) due 2024		—	—
Total third-party debt and lease obligations		6,976.3	6,192.6
Less: deferred financing fees		(23.0)	(5.9)
Total carrying amount of third-party debt and lease obligations		6,953.3	6,186.7
Less: cash and cash equivalents		822.5	1,074.7
Net carrying amount of third-party debt and lease obligations[4]		€6,130.8	€5,112.0

Exchange rate ($ to €)		1.1065	1.0578
______________________

(i)During 2023, the Senior Credit Facility was amended to replace LIBOR with the Term Secured Overnight Financing Rate (Term SOFR) as the reference rate for U.S. dollar-denominated loans.

Covenant Debt Information
The following table reconciles our consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of December 31, 2023 and September 30, 2023. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	December 31,	September 30,
	2023	2023
	in millions

Total third-party debt and lease obligations (€ equivalent)	€6,976.3	€6,192.6
Lease obligations	(631.4)	(625.1)
Mobile spectrum	(389.3)	(397.6)
Vendor financing	(350.1)	(337.1)
Other debt	(44.3)	(45.2)
Accrued interest on term loans and senior secured notes	(40.3)	(22.5)
Credit Facility excluded amount	(400.0)	(400.0)
Projected principal-related cash payments (receipts) associated with our cross-currency derivative instruments	(56.6)	(190.8)
Total covenant amount of third-party gross debt	5,064.3	4,174.3
Less: cash and cash equivalents[5]	810.1	1,051.5
Total covenant amount of third-party net debt	€4,254.2	€3,122.8

Forward-Looking Statements
Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects; strategies; product, network and technology launches and expansion and the anticipated impact of acquisitions on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments, our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our 2024 financial guidance; expectations with respect to the cost of energy and inflation; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments, including the continuing rollout of fiber in Belgium through Wyre; expectations with respect to our anticipated broadband speed capabilities across our footprint and the technologies to be used; our ability to attract and retain customers and increase our overall market penetration, including the anticipated launch of certain FMC offerings in Wallonia in 2024 and the anticipated timing and benefits to be derived therefrom; our ability to compete against other communications and content distribution businesses, including an intensifying competitive landscape due to the entry of new telecommunications operators as well as the availability of attractive programming and the costs associated with such programming; expectations with respect to our B2B growth; expectations regarding the recovery of our media business; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; the strength of our and our affiliates’ respective balance sheets (including cash and liquidity position); the amount and tenor of our third-party debt and anticipated borrowing capacity and our ability to make value-accretive investments.. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Contact Information

Telenet Investor Relations:		Telenet Press & Media Relations:
Rob Goyens	+32 15 333 054	Stefan Coenjaerts	+32 15 335 006

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Michael Bishop	+44 20 8483 6246	Bill Myers	+1 303 220 6686
		Matt Beake	+44 20 8483 6428

About Telenet
About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is a 100% owned subsidiary of Liberty Global. Additional information on Telenet and its products can be obtained from the the Company’s website http://www.telenet.be.
About Liberty Global – Liberty Global is a world leader in converged broadband, video and mobile communications services. It delivers next-generation products through advanced fiber and 5G networks, and currently provides over 85 million* connections across Europe. Liberty Global's businesses operate under some of the best-known consumer brands, including Sunrise in Switzerland, Telenet in Belgium, Virgin Media in Ireland, UPC in Slovakia, Virgin Media-O2 in the U.K. and VodafoneZiggo in The Netherlands. Liberty Global, through its global investment arm, Liberty Global Ventures, has a portfolio of more than 75 companies and funds across the content, technology and infrastructure industries, including stakes in companies like ITV, Televisa Univision, Plume, AtlasEdge and the Formula E racing series.
*    Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile connections of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended December 31, 2023
	Homes Passed	Fixed-Line Customer Relationships	Total RGUs	Internet Subscribers	Video Subscribers	Telephony Subscribers	Total Mobile Subscribers

Operating Data
Belgium	3,462,100	1,957,800	4,253,500	1,712,800	1,615,500	925,200	2,908,100
Luxembourg	151,300	49,700	68,800	17,600	42,200	9,000	2,400
Telenet Group	3,613,400	2,007,500	4,322,300	1,730,400	1,657,700	934,200	2,910,500

Q4 Organic Subscriber Variance
Belgium	7,500	(13,100)	(51,300)	(5,800)	(22,500)	(23,000)	(7,800)
Luxembourg	2,000	500	(100)	600	(600)	(100)	—
Telenet Group	9,500	(12,600)	(51,400)	(5,200)	(23,100)	(23,100)	(7,800)

	Selected Operating Data — As of December 31, 2023
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers
Belgium	233,200	2,674,900	2,908,100
Luxembourg	—	2,400	2,400
Telenet Group	233,200	2,677,300	2,910,500

	December 31, 2023 vs. September 30, 2023
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Q4 Organic Mobile Subscriber Variance
Belgium	(9,700)	1,900	(7,800)
Luxembourg	—	—	—
Telenet Group	(9,700)	1,900	(7,800)

General Notes to Tables:

Telenet provides broadband internet, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes
1Organic figures exclude the customer relationships and subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in customers or subscribers from the date of acquisition. All customer relationship and subscriber additions or losses refer to net organic changes, unless otherwise noted
2Rebased growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2023, we have adjusted our historical revenue, Adjusted EBITDA, Adjusted EBITDAaL and Adjusted EBITDA less P&E Additions for the three months and the year ended December 31, 2022 to include the pre-acquisition revenue, Adjusted EBITDA, Adjusted EBITDAaL and P&E additions to the same extent these entities are included in our results for the three months and the year ended December 31, 2023. Investors should view rebased growth as a supplement to, and not a substitute for, EU IFRS measures of performance. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Adjusted EBITDA in Liberty Global’s press release dated February 15, 2024, Liberty Global Reports Q4 2023 Results. The following table provides adjustments made to the 2022 amounts to derive our rebased growth rates:

	Three months ended December 31, 2022				Year ended December 31, 2022
	Revenue	Adjusted EBITDA	Adjusted EBITDAaL	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDAaL	Adjusted EBITDA less P&E Additions
	in millions

Acquisitions(i)	€9.8	€3.1	€20.2	€1.2	€152.7	€13.6	€32.6	€5.2
______________________

(i)For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue, Adjusted EBITDA, Adjusted EBITDAaL and Adjusted EBITDA less P&E Additions to the extent these metrics are impacted by the following transactions:
(a)On July 1, 2023, we completed the Wyre transaction with Fluvius, creating a new infrastructure company.
(b)On January 2, 2023, we closed the acquisition of the remaining 50% (plus 1 share) in the Luxembourg-based cable operator Eltrona and we have been consolidating Eltrona's results from that date.
(c)On October 1, 2022, we closed the acquisition of an additional 21% stake in the media group Caviar; this acquisition brings our total shareholding to 70% and we have consolidated Caviar's financial results from that date.
(d)On June 1, 2022, we completed the sale of our mobile tower infrastructure business (“TowerCo”) to DigitalBridge Investments, LLC, an affiliate of DigitalBridge Group, Inc.
The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis.
3The capital expenditures that we report in our combined statements of cash flows do not include amounts that are financed under vendor financing or lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.
4Net third-party debt including lease obligations is not a defined term under IFRS and therefore may not be comparable with other similarly titled measures reported by other companies.
5The cash and cash equivalents used in the calculation of our Net Covenant Leverage differs from the cash and cash equivalents used in the calculation of our Net Total Leverage as the former only includes the cash and cash equivalents within Telenet’s restricted banking group, whereas the latter reflects all of Telenet’s cash and cash equivalents as reported in its consolidated statement of financial position.

Glossary
Adjusted EBITDA, Adjusted EBITDAaL, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: We define Adjusted EBITDA as profit (loss) from continuing operations before net income tax benefit (expense), our share of the result of equity-accounted investees, net finance income (expense), depreciation and amortization, share-based compensation, measurement period and post-measurement period adjustments related to business acquisitions, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, the most directly comparable EU IFRS measure of income included in our condensed consolidated statements of profit or loss.

•Adjusted EBITDAaL (Adjusted EBITDA after Leases): Adjusted EBITDAaL is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define Adjusted EBITDAaL as Adjusted EBITDA as further adjusted to include finance lease related depreciation and interest expense. Our internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of our recurring operating performance that includes recurring lease expenses necessary to operate our business. We believe Adjusted EBITDAaL, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDAaL should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, the most directly comparable EU IFRS measure of income included in our condensed consolidated statements of profit or loss..

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less property and equipment additions on an accrual basis. For this purpose, property and equipment additions excludes the recognition of (i) football broadcasting rights, (ii) mobile spectrum licenses and (iii) certain lease related capital additions. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance, and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, the most directly comparable EU IFRS measure of income included in our condensed consolidated statements of profit or loss.

•P&E Additions: P&E additions (also referred to as accrued capital expenditures) includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

Adjusted Free Cash Flow (FCF): We define Adjusted Free Cash Flow as net cash provided by the our operating activities, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures as reported in our consolidated statement of cash flows, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on leases (which represents a decrease in the period to our actual cash available) each as reported in our consolidated statements of cash flows. We believe our presentation of Adjusted Free Cash Flow, which is a non-GAAP measure, provides useful information to our investors because this measure can be used to gauge our ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to working capital activities and expenses that are capital in nature whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted Free Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for EU IFRS measures of liquidity included in our consolidated statements of cash flows. Further, our Adjusted Free Cash Flow may differ from how other companies define and apply their definition of Adjusted Free Cash Flow.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions and dispositions on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue, Adjusted EBITDA and Adjusted EBITDAaL, as further described in the body of this release.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

Net Total Leverage: Net Total Leverage is defined as the sum of loans and borrowings under current and non-current liabilities (excluding lease-related liabilities) minus cash and cash equivalents ("Net Total Debt"), as recorded in our statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDAaL. In our statement of financial position, our USD-denominated debt has been converted into EUR using the December 31, 2023 EUR/USD exchange rate. As we have entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of our net leverage ratio, we use the EUR-equivalent hedged amounts given the underlying economic risk exposure. Net total leverage is a non-GAAP measure.

Net Covenant Leverage: Net Covenant Leverage is calculated as per the 2023 Amended Senior Credit Facility definition, using Net Total Debt (using the €-equivalent hedged amounts for its USD-denominated debt as explained above), excluding (i) subordinated shareholder loans, (ii) lease obligations, (iii) outstanding debt related to mobile spectrum licenses, (iv) any vendor financing-related liabilities, (v) cash and cash equivalents outside of Telenet’s restricted banking group, and including (vi) the Credit Facility Excluded Amount (which is the greater of (a) €400.0 million and (b) 0.25x Consolidated Annualized Adjusted EBITDA), divided by last two quarters’ Consolidated Annualized Adjusted EBITDA.

RGU: A Revenue Generating Unit is separately an Internet Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband internet service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Internet, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled internet, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.